EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2015 Stock Incentive Plan of American Financial Group, Inc., of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedules of American Financial Group, Inc. and the effectiveness of internal control over financial reporting of American Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

  /s/  Ernst & Young LLP

Cincinnati, Ohio
August 7, 2015